Exhibit 99.2 Contact: Pro-Fac Cooperative, Inc. (585) 218-4210

Questions and Answers
Concerning the Change in
Expected Dividend Payments

1. Why has Pro-Fac decided to reduce dividends, if declared, beginning with the July 31, 2009 dividend?

The dividend policy change represents a more conservative approach toward cash management and cash preservation. Prudent fiscal policies and decisions now should, in the long run, ultimately benefit all the stakeholders in Pro-Fac.

2. Do I have any rights to collect any unpaid dividends?

Dividends on the Cooperative’s Class A preferred stock are cumulative. Any dividends which are not paid on the regular quarterly dividend dates cumulate and must be paid in full before the Cooperative can (1) resume paying current dividends on the preferred stock, (2) pay dividends on its lower priority securities (i.e. its common stock or special membership interests), or (3) redeem its preferred stock or any lower priority securities. Whether these cumulative dividends will be paid in the future depends on the future financial situation of the Cooperative and decisions to be made by the Board of Directors.

3. Is Pro-Fac paying dividends on its common stock?

No. The Board of Directors suspended the payment of common stock dividends several years ago.

4. Is the Cooperative guaranteeing it will pay dividends in the future?

No. Future dividends can only be paid if and when declared by the Board of Directors of the Cooperative. The Board considers such dividends each quarter. The decision to declare future dividends or not will be made in advance of each payment based on all the facts and circumstances which exist at the time such declaration is considered. This policy will continue to be in effect.

5. If cumulative dividends are paid in the future, will I receive interest on the amount paid?

No. Under the Cooperative’s Certificate of Incorporation, cumulated dividends on Class A cumulative preferred stock do not accrue or receive interest.

6. Have any Pro-Fac directors or management sold preferred stock recently?

No. In November 2005, the Board established a moratorium on directors selling preferred stock. No member of the Board or management has traded in the preferred stock since that date. Prior to that, all trades by directors and executive officers of the Cooperative were reported publicly on SEC Forms 4.

FORWARD-LOOKING STATEMENTS:

The above questions and answers contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning expected future dividend declarations, payments and amounts. These statements are not historical facts or guarantees of the Cooperative’s future declaration or payment of dividends, or of the Cooperative’s future performance, or of future events or results. There are risks, uncertainties and other factors that could cause the Cooperative’s actual actions (including the declaration and payment of dividends) or performance to be materially different, or that could cause actual events or results to be materially different from those expressed or implied by or in such forward-looking statements, including: (1) the value of its investment in Birds Eye Holdings, LLC, its principal asset, (2) the availability of cash, capital surplus and future earnings and (3) the collection of accounts receivable from the sale of crops. Additional information and factors that could cause Pro-Fac’s actual actions or performance to be materially different or that could cause actual events or results to be materially different are discussed in Pro-Fac’s periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. The Cooperative undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.